Exhibit 99.1

Osiris Therapeutics Reports Fourth Quarter & Full Year 2006 Financial Results

Company Continues to Advance Late Stage Clinical Programs

BALTIMORE, Maryland - February 19, 2007 - Osiris Therapeutics, Inc. (NASDAQ:OSIR), a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas, announced its financial results for the fourth quarter and twelve months ended December 31, 2006.

Fourth Quarter Highlights

•                  Announced positive results from a Phase II study using Prochymal for the treatment of acute Graft vs. Host Disease or GVHD

•                  Announced positive Phase II results of Prochymal for the treatment of patients with drug resistant Crohn’s Disease

•                  Received Fast Track status from the FDA for Prochymal for the treatment of patients with resistant Crohn’s Disease

•                  Obtained FDA Clearance to initiate a Phase III trial for resistant Crohn’s Disease

•                  Secured long-term tissue supply agreement for Osteocel

•                  Successfully completed a private placement with Friedli Corporate Finance, refinancing debt with significantly more favorable terms, resulting in expected savings of $3.2 million over the term of the debt

•                  Chairman, Peter Friedli, and major shareholders elected to extend lock-up agreement for an additional 12 months to January 30, 2008

Full Year Highlights

•                  Completed enrollment in five clinical trials:

o                 Prochymal Phase II trial evaluating the treatment of steroid refractory GVHD, with the results leading to the approval and initiation of a Phase III trial for GVHD

o                 Prochymal Phase II trial evaluating the treatment of acute GVHD, with interim results supporting the approval and initiation of a Phase III trial for GVHD

o                 Prochymal Phase II trial evaluating the treatment of Crohn’s disease, with the interim results supporting the approval of FDA Fast Track status and a Phase III trial

o                 Chondrogen Phase I/II trial evaluating product safety as well as meniscal regeneration and cartilage protection.  Interim data supports product safety, while efficacy is still being evaluated.

o                 Provacel Phase I trial evaluating the safety of the product as well as the recovery of heart function in patients who have suffered a heart attack.

•                  Initiated a pivotal Phase II trial of Prochymal for the treatment of steroid refractory Graft versus Host Disease or GVHD

•                  Successfully completed initial public offering

•                  Achieved $8.3 million in full year Osteocel sales

•                  Made significant progress expanding Phase III trial evaluating Prochymal for GVHD, achieving regulatory milestones in Canada and Europe

2001 Aliceanna Street  •  Baltimore, Maryland  21231  • Ph 410.522.5005  •  Fax 410.522.6999  •  www.OsirisTx.com

For the fourth quarter ended December 31, 2006, sales of Osteocel increased to $3.0 million.  Osiris reported a net loss of $12.7 million for the fourth quarter of 2006 compared to a net loss of $8.1 million for the fourth quarter of 2005. The 2006 fourth quarter loss was largely driven by the advancement of the company’s clinical trials. For the full year of 2006, the Company reported a net loss of $45.0 million compared to a net loss of $20.0 million for the corresponding twelve-month period in 2005.  The full year’s loss was largely driven by increased clinical trial activity and the recognition of non-recurring, non-cash charges associated with the completion of the Company’s initial public offering and debt refinancing.   Total non-cash charges relating to the IPO and debt refinancing recognized during the year were $7.7 million. Excluding these non-recurring, non-cash charges, the net loss for the year was $37.3 million. Stock based compensation expense was $1.7 million for the full year of 2006 compared to $0.1 million for the comparable period in 2005. During 2006, Osiris completed enrollment in five clinical trials and initiated a pivotal Phase III trial for its lead drug candidate Prochymal.  At the end of the fourth quarter Osiris had cash and short-term investments of $39.2 million.

“2006 was a year of exceptional performance and I am very proud of the entire Osiris team,” said C. Randal Mills, Ph.D., President and CEO of Osiris. “The willingness and participation of our patients, investigators, investors, and employees made this progress possible.  I would like to offer my sincere thanks to everyone involved.  We are very excited and deeply committed to bringing this powerful new technology to the patients who need it.”

Financial Highlights for Fourth Quarter and Full Year 2006

Osteocel sales for the quarter ended December 31, 2006, were $3.0 million compared to $0.7 million in the fourth quarter of 2005. Other revenues were $0.3 million for both the fourth quarter of 2006 and 2005. Sales for the full year of 2006 were $8.3 million compared to $1.0 million in 2005.

Research and development expenses were $13.1 million for the fourth quarter of 2006 compared to $7.2 million for the fourth quarter of 2005. The increase in expenses from 2005 was primarily due to the advancement of our clinical programs.  Research and development expenses for the full year of 2006 were $37.6 million compared to $16.9 million in the comparable period last year. This increase was largely driven by a significant increase in clinical trial activity.

Selling, general and administrative (SG&A) expenses were $0.8 million for the fourth quarter of 2006 compared to $0.5 million for the fourth quarter of 2005. SG&A for the full year 2006 was $8.5 million compared to $2.3 million in 2005. The increase in SG&A expenses for the full year of 2006 was in part driven by the recognition of non-cash charges associated with the IPO as detailed below, costs to support business growth, and costs associated with being a newly public company. Excluding non-recurring items related to the IPO, SG&A was $4.2 million for the full year of 2006 compared to $2.3 million in 2005.

Stock-based compensation expense recorded for the full year of 2006 was $1.7 million compared to $0.1 million for the comparable period in 2005. Of the total $1.7 million recorded in 2006, $0.7 million was recorded in R&D expenses and $1.0 million was recorded in G&A expenses.

Net interest expense was $0.7 million for the fourth quarter of 2006 compared to $1.1 million in the fourth quarter of 2005. The decrease was driven by lower debt. Net Interest expense for the full year of 2006 was $4.7 million compared to $4.3 million in the prior year. The increase in interest expense was driven by the recognition of $3.4 million in non-cash charges associated with the IPO and debt refinancing as detailed below, partially offset by higher interest income.

Non-Recurring, Non-Cash IPO & Debt Refinancing Related Charges

For the full year of 2006, the Company recognized a total of $7.7 million in non-recurring, non-cash charges related to the completion of its IPO in August and the refinancing of debt in October. In the third quarter of 2006, the Company recognized a total of $7.0 million in non-recurring, non-cash charges related to the completion of the IPO. Included in SG&A was a non-cash charge of $0.8 million for stock-based compensation expense related to accelerated vesting upon completion of the IPO of certain employee stock options. The Company also recognized, in SG&A, $3.5 million in non-cash charges related to warrants that were priced upon completion of the IPO. Interest expense for the third quarter included $2.7 million in previously deferred financing costs and premiums that were recognized as a result of debt that was converted into common stock at the completion of the initial public offering. Interest expense in the fourth quarter included $0.7 million in previously deferred financing costs that were recognized as a result of the debt refinancing.

2001 Aliceanna Street  •  Baltimore, Maryland  21231  • Ph 410.522.5005  •  Fax 410.522.6999  •  www.OsirisTx.com

Web Cast and Conference Call

The Company has scheduled a web cast and conference call to discuss its financial results tomorrow, February 20, at 8:30 AM EST. To access the web cast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm. Alternatively, callers may participate in the conference call by dialing 800-263-8506 (U.S. participants) or 719-457-2681 (international participants).

A replay of the conference call will be available approximately two hours after the completion of the call through March 6, 2007. Callers can access the replay by dialing 888-203-1112 (U.S. participants) or 719-457-0820 (international participants). The audio replay passcode is 4499631. To access a replay of the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas. Osiris currently markets and sells Osteocel® for regenerating bone in orthopedic indications. Prochymal™ is in Phase III clinical trials and is the only stem cell therapeutic currently designated by FDA as both an Orphan Drug and Fast Track product. The Company’s pipeline of internally developed biologic drug candidates under evaluation also includes Chondrogen™ for regenerating cartilage in the knee, and Provacel™, for repairing heart tissue following a heart attack. Osiris is a fully integrated company, having developed stem cell capabilities in research and development, manufacturing, marketing and distribution. Osiris has developed an extensive intellectual property portfolio to protect the company’s technology in the United States and a number of foreign countries including 47 U.S. and 167 foreign patents owned or licensed.  More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following: our product development efforts; our clinical trials and anticipated regulatory requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for MSCs and biologic drug candidates; our cash needs; patents and proprietary rights; ability of our potential products to treat disease; our plans for sales and marketing; our plans regarding our facilities; types of regulatory frameworks we expect will be applicable to our potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Registration Statement on Form S-1, File No: 333-134037, as filed with the United States Securities and Exchange Commission and declared effective on August 3, 2006. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact Erica Elchin at 410.522.5005, extension 610.

2001 Aliceanna Street  •  Baltimore, Maryland  21231  • Ph 410.522.5005  •  Fax 410.522.6999  •  www.OsirisTx.com

OSIRIS THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands except per share amounts)

	December 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash	$714	$597
Short-term investments	38,467	42,774
Accounts receivable, inventory and other current assets	4,454	1,341
Total current assets	43,635	44,712
Property and equipment, net	3,942	3,792
Restricted cash	297	190
Deferred financing costs, net and other assets	1,294	2,320
Total assets	$49,168	$51,014

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$8,339	$4,565
Notes payable, current portion	49	65
Other current liabilities	2,081	1,979
Total current liabilities	10,469	6,609
Notes payable, net of current portion	25,000	47,411
Long-term interest payable and other liabilities	2,412	6,389
Mandatorily redeemable convertible preferred stock Series D, 3,750 shares designated, 3,213 shares issued and outstanding in 2005	—	64,267
Total liabilities	37,881	124,676
Stockholders’ equity (deficit):
Convertible preferred stock, $0.001 par value, 16,250 shares authorized, 12,250 shares Designated, 10,651 shares outstanding in 2005	—	32,746
Common stock, $.001 par value, 90,000 shares authorized, 27,321 shares outstanding in 2006, 9,153 shares outstanding in 2005	27	9
Additional paid-in capital	198,763	36,127
Accumulated deficit	(187,503)	(142,544)
Total stockholders’ equity (deficit)	11,287	(73,662)
Total liabilities and stockholders’ equity (deficit)	$49,168	$51,014

2001 Aliceanna Street  •  Baltimore, Maryland  21231  • Ph 410.522.5005  •  Fax 410.522.6999  •  www.OsirisTx.com

OSIRIS THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited) Amounts in thousands, except per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Product sales	$2,958	$673	$8,291	$957
Cost of goods sold	1,333	224	3,697	444
Gross profit	1,625	449	4,594	513

Revenue from collaborative research licenses and grants	286	288	1,181	3,013
Operating expenses:
Research and development	13,058	7,214	37,590	16,927
General and administrative	812	501	8,459	2,294
Total operating expenses	13,870	7,715	46,049	19,221
Loss from operations	(11,959)	(6,978)	(40,274)	(15,695)
Interest expense, net	(709)	(1,077)	(4,685)	(4,300)
Net loss	$(12,668)	$(8,055)	$(44,959)	$(19,995)

Basic and diluted net loss per share	$(0.46)	$(0.88)	$(2.70)	$(2.23)
Weighted average common stock outstanding, in thousands (basic and diluted)	27,316	9,150	16,663	8,959

2001 Aliceanna Street  •  Baltimore, Maryland  21231  • Ph 410.522.5005  •  Fax 410.522.6999  •  www.OsirisTx.com

OSIRIS THERAPEUTICS, INC.
STATEMENTS OF CASH FLOWS
(Unaudited) Amounts in thousands

	Year Ended December 31,
	2006	2005

Cash flows from operations:
Net loss	$(44,959)	$(19,995)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,546	1,515
Non cash share-based payments	5,494	109
Non cash interest expense	5,652	3,497
Increase (decrease) in cash resulting from changes in assets and liabilities:
Accounts receivable	(622)	(913)
Inventory and other current assets	(2,491)	(276)
Other assets	(457)	(120)
Accounts payable and accrued expenses	3,374	1,875
Deferred revenue	(952)	(952)
Long-term interest and other liabilities	(1,895)	640
Net cash used in operations:	(35,310)	(14,620)

Cash flows from investing activities:
Purchases of property and equipment	(1,696)	(338)
Sale of short-term investments	40,112	2,200
Purchase of short-term investments	(35,805)	(44,974)
Net cash provided by (used in) investing activities	2,611	(43,112)

Cash flows from financing activities:
Principal payments on capital lease obligations and notes payable	(21,692)	(1,000)
Restricted cash	(107)	23
Proceeds from notes payable and bank borrowings	20,000	39,957
Proceeds from the issuance of preferred and common stock, net of offering costs	34,824	21,387
Payment of debt financing costs	(209)	(2,526)
Net cash provided by financing activities	32,816	57,841

Net increase in cash	117	109
Cash at beginning of year	597	488
Cash at end of period	$714	$597

2001 Aliceanna Street  •  Baltimore, Maryland  21231  • Ph 410.522.5005  •  Fax 410.522.6999  •  www.OsirisTx.com